                                                                   EXHIBIT 10.8




                                  OFFICE LEASE





                           100 EAST WISCONSIN AVENUE



                                 BY AND BETWEEN



                    100 EAST WISCONSIN AVENUE JOINT VENTURE,
                                                AS LANDLORD,



                                      AND



                     SYSTEMS & PROGRAMMING RESOURCES, INC.,
                                                 AS TENANT.

                                     INDEX

ARTICLE                                                                                                  PAGE
-------                                                                                                  ----
 1.      BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS  . . . . . . . . . . . . . . . . . . . . .   1

 2.      PREMISES AND TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

 3.      RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

 4.      SECURITY DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

 5.      SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

 6.      POSSESSION, USE AND ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

 7.      CONDITION OF PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

 8.      ASSIGNMENT AND SUBLETTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

 9.      MAINTENANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

10.      ALTERATIONS AND IMPROVEMENTS SUBSEQUENT TO INITIAL OCCUPANCY . . . . . . . . . . . . . . . . . .   8

11.      WAIVER OF CLAIMS AND INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.      EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.      SURRENDER OF PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

14.      HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

15.      DAMAGE BY FIRE OR OTHER CASUALTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

16.      EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

17.      INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

18.      RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

19.      LANDLORD'S RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

20.      ESTOPPEL CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

21.      RELOCATION OF TENANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

22.      ADJUSTMENTS TO MONTHLY BASE RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

23.      REAL ESTATE BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

24.      SUBORDINATION AND ATTORNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

25.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

26.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SCHEDULE 1    RENT SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-1

RIDER NO. 1   HAZARDOUS MATERIALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   R-1

RIDER NO. 2   TENANT'S LEASE COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   R-2

EXHIBIT A     PLAN OF PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

EXHIBIT A-1   LEGAL DESCRIPTION OF THE LAND ON WHICH THE
              BUILDING AND PARKING STRUCTURE ARE LOCATED  . . . . . . . . . . . . . . . . . . . . . . .   A-2

EXHIBIT B     RULES AND REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1

EXHIBIT C     WORK LETTER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   C-1

                                  OFFICE LEASE


   1.    BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS

1.01     Basic Lease Provisions.

         A.      BUILDING AND ADDRESS:  100 EAST WISCONSIN AVENUE
                                        Located on the Northwest Corner
                                        of East Wisconsin Avenue and Water
                                        Street, Milwaukee, Wisconsin 53202

         B.      LANDLORD AND ADDRESS:  100 EAST WISCONSIN AVENUE JOINT VENTURE
                                        c/o Faison & Associates, Inc.
                                        100 East Wisconsin Avenue
                                        Suite 2400
                                        Milwaukee, Wisconsin 53202

                 COPY TO: 100 EAST WISCONSIN AVENUE JOINT VENTURE c/o Faison & Associates, Inc.
                                  121 West Trade Street
                                  1900 Interstate Tower
                                  Charlotte, North Carolina  28202-5399

                 COPY TO:         THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

                                  Manager - Asset Management
                                  720 East Wisconsin Avenue
                                  Milwaukee, Wisconsin 53202

                 COPY TO:         THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

                                  Milwaukee District Real Estate Office
                                  Attention:  District Manager
                                  611 East Wisconsin Avenue
                                  Suite 500
                                  Milwaukee, Wisconsin 53202

         C.      TENANT AND NOTICE ADDRESS:

                 PRIOR TO COMMENCEMENT DATE:       SYSTEMS & PROGRAMMING
                                                   RESOURCES, INC.
                                                   Attention:  John Figliulo
                                                   100 North Corporate Drive
                                                   Suite 150
                                                   Brookfield, WI 53045

                 AFTER COMMENCEMENT DATE:          SYSTEMS & PROGRAMMING
                                                   RESOURCES, INC.
                                                   Attention:  John Figliulo
                                                   100 East Wisconsin Avenue
                                                   Suite 2700
                                                   Milwaukee, WI  53202

         D.      MANAGER AND ADDRESS:      FAISON & ASSOCIATES, INC.
                                           121 West Trade Street
                                           1900 Interstate Tower
                                           Charlotte, North Carolina  28202-
                                                                       5399

         E.      DATE OF LEASE:  April 19, 1996

         F.      LEASE TERM:  Five (5) years.

         G.      COMMENCEMENT DATE OF TERM:  June 1, 1996

         H.      EXPIRATION DATE OF TERM:  May 31, 2001

         I.      MONTHLY BASE RENT:  See Schedule 1 attached hereto

         J.      RENTABLE AREA OF THE PREMISES:  5,220 rentable square
                                                 feet

         K.      FLOOR:  Twenty-Seven (27)  SUITE NO.  2700

         L.      TENANT'S BROKER:  The Lozoff Company

         M. RENTABLE SQUARE FOOTAGE OF THE BUILDING: 430,865 (as may later be adjusted)



1.02 Identification of Exhibits and Riders. The exhibits and riders set forth below and attached to this Lease are incorporated in this Lease by this reference:

          RIDER NO. 1     -       HAZARDOUS MATERIALS
          RIDER NO. 2     -       TENANT'S LEASE COLLATERAL
          EXHIBIT A       -       PLAN OF PREMISES
          EXHIBIT A-1     -       LEGAL DESCRIPTION OF THE LAND ON WHICH THE
                                  BUILDING AND PARKING STRUCTURE ARE LOCATED
          EXHIBIT B       -       RULES AND REGULATIONS
          EXHIBIT C       -       WORK LETTER

                             2.  PREMISES AND TERM

                 2.01 Lease Of Premises. Landlord leases to Tenant and Tenant leases from Landlord the premises ("Premises") shown on Exhibit A which are or will be contained in the office building ("Building") located at the address stated in 1.01A, which Building is part of an office building complex known as the name given in 1.01A, upon the following terms and conditions. For purposes of this Lease, "Complex" shall mean all land, building and other improvements including the "Common Areas" (hereinafter defined) associated with the Building located on the real property described in Exhibit A-1. It is agreed that the rentable area of the Premises is as shown on Exhibit A and contains the number of square feet of area stated in 1.01J (the "Rentable Area").

                 2.02 Term. The term of this Lease ("Term") shall commence on the date ("Commencement Date") which is the earlier to occur of (i) the date stated in 1.01G or (ii) the date Tenant first occupies all or part of the Premises for the conduct of business. The Term shall expire on the date ("Expiration Date") stated in 1.01H unless sooner terminated as otherwise provided in this Lease. The Commencement Date and the Expiration Date may be extended in accordance with the work letter attached as Exhibit C ("Work Letter"). Landlord and Tenant agree to execute and deliver a written declaration, in recordable form, expressing the actual Commencement Date and Expiration Date.


                                    3.  RENT

                 Tenant agrees to pay to Landlord at the office of the Landlord's building manager ("Manager"), or at such other place designated by Landlord, without any prior notice or demand and without any deduction whatsoever, base rent at the initial monthly rate stated in 1.01I on a per diem basis ("Monthly Base Rent"). Monthly Base Rent shall be paid monthly in advance on or before the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord on the Commencement Date. Tenant shall further pay Tenant's share of Operating Costs as provided in 22.02. Monthly Base Rent shall be prorated on a per diem basis for partial months within the Term. All charges, costs and sums required to be paid by Tenant to Landlord under this Lease and under the Work Letter, in addition to Monthly Base Rent shall be considered additional rent, and shall be collectively called "Rent." Tenant's covenant to pay Rent shall be independent of every other covenant in this Lease.


                              4.  SECURITY DEPOSIT


                            [Intentionally Deleted]


                                  5. SERVICES

                 5.01 Landlord's General Services. Landlord shall provide the following services: (1) heat and air-conditioning in the Premises, Monday through Friday from 8:00 a.m. to 6:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m., excluding national holidays, to the extent necessary for the comfortable occupancy of the Premises under normal business operations (subject, however, to applicable legal requirements and restrictions) and in the absence of the use of machines, equipment or devices which affect the temperature otherwise maintained in the Premises; (2) city water from the regular Building fixtures for drinking, lavatory and toilet purposes only; (3) customary cleaning and janitorial services in the Premises Monday through Friday, excluding national holidays; (4) customary cleaning, mowing, grounds keeping, snow removal and trash removal in the "Common Areas" (hereinafter defined); (5) washing of windows in the Premises, inside and outside at reasonable intervals; (6) adequate passenger elevator service in common with other tenants of the Building; and (7) freight elevator service during operating hours subject to scheduling by Landlord. Additional capacity or usage shall be provided at the option of Landlord (reasonably exercised) and at the sole cost of Tenant.

                 5.02 Additional And After-Hour Services. Landlord shall not be obligated to furnish any services or utilities, other than those stated in
5.01 above. If Landlord elects to furnish services or utilities requested by Tenant in addition to those listed in 5.01 or at times other than those stated in 5.01, Tenant shall pay to Landlord as additional Rent, the prevailing charges for such services and utilities, within ten (10) days after billing. If Tenant fails to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord's other remedies under this Lease, discontinue any or all of such additional or after-hour services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant's use of the Premises.

                 5.03 Delays in Furnishing Services. If as a result of any failure to furnish or delay in furnishing any of the services described in 5.01, the Premises are rendered substantially untenantable for a period of more than seventy-two (72) consecutive hours and Tenant does not occupy the Premises due to such untenantability, then, commencing upon the expiration of said 72-hour period, Monthly Base Rent shall abate for the duration of such untenantability until Tenant is able to resume or does resume occupancy of the Premises. Tenant agrees that Landlord shall not be liable for damages for failure to furnish or delay in furnishing any service if attributable to any of the causes described in 26.05 and if not thus attributable, then only to the extent of abatement of Monthly Base Rent. No failure or delay shall be considered to be an eviction or disturbance of Tenant's use or possession of Premises.

                 5.04 Telephone. Tenant shall make arrangements directly with a telephone company for telephone service in the Premises desired by Tenant. Tenant shall pay for all telephone service used or consumed in the Premises, including the cost of installation, maintenance and replacement of any items.

                 5.05 Electricity. Landlord shall provide electrical conduit and wiring to the boundary of the Premises with sufficient capacity to provide electricity for normal business usage for lights and business machines. Tenant's usage of electricity shall be separately metered and Tenant shall pay for all electricity used in the Premises and for the installation and maintenance of the meter. Such costs shall not be included in Operating Costs as defined in 22.01C.


                       6.  POSSESSION, USE AND ENJOYMENT

                 6.01 Possession and Use of Premises. Tenant shall be entitled to possession of the Premises when the Work is "substantially completed" (as defined in the Work Letter).

Tenant shall occupy and use the Premises for general office purposes only. Tenant shall be entitled to access to the Premises twenty-four (24) hours a day seven (7) days a week, subject to reasonable security policies and restrictions of Landlord. Tenant shall not occupy or use the Premises or permit the use or occupancy of the Premises for any purpose or in any manner which: (1) is unlawful or in violation of any applicable legal, governmental or quasi-governmental requirement, ordinance or rule (including the Board of Fire Underwriters); (2) may be dangerous to persons or property; (3) may invalidate or increase the amount of premiums for any policy of insurance affecting the Building or the Complex, and if any additional amounts of insurance premiums are so incurred, Tenant shall pay to Landlord the additional amounts on demand and such payment shall not authorize such use; (4) may create a nuisance, disturb any other tenant of the Building or the Complex or the occupants of neighboring property or injure the reputation of the Building or the Complex; or (5) violates the Rules and Regulations of the Building or any restrictions of record as they are now or may be modified. A copy of the Rules and Regulations is attached to this Lease as Exhibit B.

                 6.02 Quiet Enjoyment. So long as Tenant is not in default under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises, subject to the terms of this Lease.

                 6.03  Common Areas.

                          A. For purposes of this Lease "Common Areas" shall mean all areas, improvements, space, equipment and special services in or serving the Complex provided by Landlord for the common or joint use and benefit of tenants, customers, and other invitees, including without limitation garage access roads, driveways, entrances and exits, skywalks connected to the Building, retaining walls, landscaped areas, truck serviceways or tunnels, loading docks, pedestrian walk-ways, atriums, walls, courtyards, concourses, stairs, ramps, sidewalks, washrooms, signs identifying or advertising the Complex, maintenance buildings, utility buildings, maintenance and utility rooms and closets, hallways, lobbies, elevators and their housing and rooms, common window areas, walls and ceilings in Common Areas, and trash or rubbish areas.

                          B. Provided Tenant is not in default under this Lease, Tenant shall be entitled to use, in common with others entitled thereto, the Common Areas (other than any portion of the riverwalk areas that might be part of the Complex) as may be designated from time to time by Landlord, subject however to the terms and conditions of this Lease and to the rules and regulations for the use thereof as may be prescribed from time to time by Landlord. If the size or configuration of the Common Areas is diminished or altered, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent, nor shall such diminution or alteration of the Common Areas be considered a constructive or actual eviction.


                           7.  CONDITION OF PREMISES

                 Tenant shall notify Landlord in writing within thirty (30) days after Tenant takes possession of the Premises of any defects in the Premises claimed by Tenant. Except for defects stated in such notice and latent defects discovered within one (1) year after such possession, Tenant shall be conclusively presumed to have accepted the Premises in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises, the Building, the Common Areas or the Complex and no representation regarding the condition of the Premises, the Building, the Common Areas or the Complex has been made by or on behalf of Landlord to Tenant, except as stated in this Lease or in the Work Letter. Landlord shall use reasonable efforts to correct any defect in the Premises reported by Tenant within thirty (30) days after Landlord receives such notice from Tenant.


                         8.  ASSIGNMENT AND SUBLETTING

                 8.01 Assignment and Subletting. Without the prior written consent of Landlord, Tenant shall not sublease the Premises, or assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the interest of Tenant in this Lease, in whole or in part, by operation of law, court decree or otherwise. Landlord's consent shall not be unreasonably withheld or delayed. Landlord will not be deemed to have unreasonably withheld its consent if it does so because (a) the subtenant's or assignee's use of the Premises is in contravention of 6.01 hereof, or breaches any exclusive rights granted any other tenant; (b) the proposed subtenant or assignee has defaulted under any other leases with Landlord for space in the building or elsewhere; (c) the subtenant's or assignee's intended use of the Premises is reasonably expected to either (i) increase the Landlord's common area maintenance or operating costs over those attributable to Tenant's use of the Premises; or (ii) be incompatible with the other tenant mix in the building; or (d) the subtenant or assignee is not credit worthy or, in Landlord's reasonable judgement, financially capable of performing Tenant's obligations under this Lease. The enumeration of the foregoing reasons shall not be deemed to exclude other reasons for denying consent. If Tenant desires to assign this Lease or enter into any sublease of the Premises, Tenant shall deliver written notice of such intent to Landlord, together with a copy of the proposed assignment or sublease at least sixty (60) days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease. Landlord shall respond to the proposed assignment or sublease at least thirty (30) days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease. Any sublease shall be expressly subject to the terms and conditions of this Lease, and Tenant shall pay Landlord on the first day of each month during the term of the sublease, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over that portion of the Monthly Base Rent due under this Lease for said month which is allocable on a square footage basis to the space sublet. In the event of any sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any renewal term of this Lease. For purposes of this Section, an assignment shall be considered to include a change in the majority ownership or control of Tenant if Tenant is a partnership or a corporation whose shares of stock are not traded publicly; provided, however, in the event the net worth of the Tenant after such change in majority ownership or control is equal to or greater than the net worth of the Tenant prior thereto (in the reasonable opinion of Landlord), Landlord's consent to such change in the majority ownership or control of Tenant shall not be required. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection with the proposed assignment or sublease, including without limitation attorneys' fees, brokerage fees and costs incurred in connection with review and investigation of the proposed assignee or subtenant.

                 Anything contained in the foregoing provisions of this Section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

                 8.02 Recapture. If Tenant desires to enter into any sublease of the Premises, Landlord shall have the option to exclude from the Premises covered by this Lease, the space proposed to be sublet by Tenant, effective as of the proposed commencement date of sublease of said space by Tenant.
Landlord may exercise said option by giving Tenant written notice within twenty
(20) days after receipt by Landlord of Tenant's notice of the proposed sublease; provided, however, in the event Landlord exercises its right to exclude any such portion or all of the Premises from this Lease, Tenant shall have the right, by written notice delivered to Landlord within five (5) days after receipt by Tenant of Landlord's exercise notice, to rescind Tenant's request to sublease such portion or all of the Premises, and Tenant's request to sublease all or a portion of the Premises and Landlord's exercise of the option contained in this Section 8.02 shall be deemed null and void. If Landlord exercises said option, Tenant shall surrender possession of the proposed sublease space to Landlord on the effective date of exclusion of said space from the Premises covered by this Lease, and neither party hereto shall have any further rights or liabilities with respect to said space under this Lease. Effective as of the date of exclusion of any portion of the Premises covered by this Lease pursuant to this paragraph, (i) the Monthly Base Rent shall be reduced in the same proportion as the number of square feet of Rentable Area contained in the portion of the Premises so excluded bears to the number of square feet of Rentable Area contained in the Premises immediately prior to such exclusion, and (ii) the Rentable Area of the Premises specified in 1.01J shall be decreased by the number of square feet of Rentable Area contained in the portion of the Premises so excluded, for all purposes under this Lease.


                                9.  MAINTENANCE

                 9.01 Landlord's Maintenance. Landlord, at its expense, shall maintain and make necessary repairs to the structural elements and exterior windows of the Building and the Common Areas, and, subject to 15.04, the electrical, plumbing, heating, ventilation and air conditioning systems of the Building and the Common Areas, except that:

                       A. Landlord shall not be responsible for the maintenance, repair or replacement of any such systems which are located within the Premises and are supplemental or special to the Building's standard systems, whether installed pursuant to the Work Letter or otherwise, or floor or wall coverings in the Premises; and

                          B. The cost of performing any of said maintenance or repairs caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, or the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant, except to the extent of insurance proceeds, if any, actually collected by Landlord with regard to the damage necessitating such repairs. Tenant shall perform such repairs subject to the procedures established in 10.01 herein.

                 9.02 Tenant's Maintenance. Tenant, at its expense, shall keep and maintain the Premises in good order, condition and repair and in accordance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters).

                 9.03 Maintenance of Common Areas. The Common Areas shall be subject to the control, management, operation and maintenance of Landlord. Landlord shall have the right from time to time to establish, modify and enforce rules and regulations with respect to the Common Areas. Tenant agrees to comply with such rules and regulations, to cause its officers, agents, contractors and employees to so comply and to use its best efforts to cause its customers, invitees, concessionaires, suppliers and licensees to so comply. Landlord shall have the right to construct, maintain and operate lighting and other facilities in and on the Common Areas; to grant third parties temporary rights of use thereof; from time to time to change the area, level, location or arrangement of parking areas and other facilities located in the Common Areas (provided such change does not unreasonably affect Tenant's parking rights provided herein); to close all or any portion of the Common Areas to such extent as may, in the opinion of Landlord, be legally sufficient to prevent a dedication thereof or accrual of any rights to any person or the public therein; to close temporarily all or any part of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Areas as, in the exercise of good business judgment, Landlord shall determine to be advisable. Landlord will operate and maintain the Common Areas in such manner as Landlord, in its sole discretion, shall determine from time to time. In exercising its rights under this 9.03, Landlord shall use reasonable efforts to minimize any interference with Tenant's use of the Premises and Common Areas.


               10.  ALTERATIONS AND IMPROVEMENTS SUBSEQUENT TO INITIAL OCCUPANCY

                 10.01 Tenant's Alterations Subsequent to Initial Occupancy. Tenant shall not, without the prior written consent of Landlord, make or cause to be made any alterations, improvements, additions or installations in or to the Premises subsequent to the initial occupancy of the Premises by Tenant. If Landlord so consents, before commencement of any such work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord for approval: architectural plans and specifications, names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form and amount as may be satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of Tenant's ability to pay for such work and materials in full, and, if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may require. Tenant agrees to hold Landlord, the Manager and their respective agents and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work. All such work shall be done only by contractors or mechanics approved in writing by Landlord and at such time and in such manner as Landlord may from time to time designate. Tenant shall pay the cost of all such work. Upon completion of such work, Tenant shall furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended. All such work shall be in compliance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), and all requirements of applicable insurance companies. All such work shall be done in a good and workmanlike manner and with the use of good grades of materials including fire protection grades equivalent with those of the Building. Tenant shall permit Landlord, if Landlord so desires, to supervise construction operations in connection with such work; provided, however, that such supervision or right to supervise by Landlord and the approval or disapproval of the plans and specifications for such work in any situation shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant's intended use or impose any liability upon Landlord in connection with the performance of such work. All alterations, improvements, additions and installations to or on the Premises shall (subject to Article 13) become part of the Premises at the time of their installation and shall remain in the Premises at the expiration or termination of this Lease or termination of Tenant's right to possession of the Premises, without compensation or credit to Tenant; provided, however, all such alterations, improvements, additions and installations shall remain the personal property of the Tenant for tax purposes during the Term of this Lease.

                 10.02 Decorative Alterations. Notwithstanding the foregoing, nothing herein shall be deemed to require the Landlord's consent for decorative alterations such as installation of wall coverings, hanging of paintings, prints and other wall hangings, painting of walls or similar alterations affecting only the interior of the Premises.

                 10.03 Liens. Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Complex, the Building, the Common Areas, the land which comprises the Complex, the Premises, or any part of such property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within five (5) days after such filing either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, content, amount, and issued by a company satisfactory to Landlord indemnifying Landlord, Manager and others designated by Landlord against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's expenses and attorneys' fees.


                      11.  WAIVER OF CLAIMS AND INDEMNITY

                 11.01 Waiver. To the fullest extent permitted by law, Tenant hereby releases and waives all claims against Landlord, the Manager and their respective agents and employees for injury or damage to person or property sustained in or about the Complex, the Building or the Premises by Tenant, its agents or employees other than damage caused by the negligence of Landlord, the Manager or their respective agents or employees.

                 11.02  Indemnification.

                          A. Tenant agrees to indemnify, defend and hold harmless Landlord, the Manager and their respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys' fees), including those arising from any injury or damage to any person (including death) or property (a) sustained in or about the Premises,
         (b) resulting from the negligence or willful act of Tenant, its employees, agents, servants, invitees, licensees or subtenants, or (c) resulting from the failure of Tenant to perform its obligations under this Lease; provided, however, Tenant's obligations under this section shall not apply to injury or damage resulting from the negligence or willful act of Landlord, the Manager or their respective agents or employees.

                          B. Landlord agrees to indemnify, defend and hold harmless Tenant, and its respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys' fees), arising from any injury or damage to any person (including death) or property (a) sustained in or about the Building and resulting from the negligence or willful act of Landlord, its employees, agents or servants, or (b) resulting from the failure of Landlord to perform its obligations under this Lease; provided, however, Landlord's obligations under this Section shall not apply to injury or damage resulting from the negligence or willful act of Tenant, or its respective agents or employees.

                 11.03 Waiver of Subrogation. Notwithstanding such waiver and indemnification or anything else to the contrary contained in this Lease:

                          A. Tenant shall not be responsible or liable to Landlord for any loss resulting from a peril to the extent that Landlord is required to insure against such peril hereunder. Landlord shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Tenant.

                          B. Landlord and Manager shall not be responsible or liable to Tenant for any event, act or omission to the extent covered by insurance required to be obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained) and the proceeds of such other insurance as is obtained and maintained by Tenant with respect to the Premises and to its use and occupancy thereof. Tenant shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Landlord.


                             12.  EVENTS OF DEFAULT

                 12.01 Events of Default. Each of the following shall constitute an event of default by Tenant under this Lease: (1) Tenant fails to pay any installment of Rent when due, and such failure continues for five (5) days after written notice to Tenant (provided Landlord shall not be obligated to give more than two (2) such notices in any calendar year, and any failure by Tenant to pay rent when due in any calendar year after Landlord has given Tenant such notices shall immediately be considered an event of default); (2) Tenant fails to observe or perform any of the other non-monetary covenants, conditions or provisions of this Lease or under the Work Letter to be observed or performed by Tenant and fails to cure such non-monetary default within fifteen (15) days after written notice to Tenant, provided, however, in the event Tenant is unable in good faith to cure any non-monetary default within such fifteen (15) days, and further provided Tenant proceeds prudently and diligently to cure such default, Tenant shall have a reasonable time thereafter to cure such default; (3) the interest of Tenant in this Lease is levied upon through execution or other legal process; (4) a petition is filed by Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant's debts, or an involuntary petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant's debts, and such involuntary petition is not dismissed within sixty (60) days after the same is filed, or any petition is filed or other action taken to reorganize or modify Tenant's capital structure or upon the dissolution of Tenant; (5) Tenant is declared insolvent by law or any assignment of Tenant's property is made for the benefit of creditors; (6) a receiver is appointed for Tenant or Tenant's property; (7) Tenant abandons the Premises; or (8) Tenant fails to provide or maintain the Tenant's Lease Collateral as provided in Rider No. 2 hereof.


                 12.02 Late Charges. All delinquent Rent shall bear interest at the maximum rate permitted by law or fifteen percent (15%) per annum, whichever is less, from the date due (prior to any grace period for payment) until paid.

                 12.03 Landlord's Remedies. Upon the occurrence of an event of default by Tenant under this Lease, Landlord, at its option, without further notice or demand to Tenant, may in addition to all other rights and remedies provided in this Lease, at law or in equity:

                          A. Terminate this Lease and Tenant's right of possession of the Premises, and recover all damages to which Landlord is entitled under law, specifically including, without limitation: (a) the sum of all rental and other payments owed to Landlord hereunder accrued to the date of such termination; (b) all Landlord's expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to the extent provided for in Chapter 704, Wis. Stats.; and (c) as liquidated damages, an amount equal to (i) the present value of the total rental and other payments owed hereunder for the remaining portion of the Lease Term, calculated as if such term expired on the date set forth in 1.01(H), less (ii) the then present fair market rental value of the Premises for such period.

                          B. Terminate Tenant's right of possession of the Premises without terminating this Lease, in which event Landlord shall be entitled to all remedies available under Wisconsin law and equity, including without limitation, Section 704.29, Wis. Stats., provided Landlord shall use reasonable efforts to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are then reasonably obtainable. For purposes of such reletting Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent provided for by Chapter 704, Wis. Stats. Until Landlord does relet the Premises, Tenant shall pay Landlord monthly on the first day of each month during the period that Tenant's right of possession is terminated, a sum equal to the amount of Rent due under this Lease for such month. If and when the Premises are relet and a sufficient sum is not realized from such reletting after payment of all Landlord's expenses of reletting permitted under Chapter 704, Wis. Stats. (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency monthly upon demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord under this Section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord. If Landlord elects to terminate Tenant's right to possession only without terminating this Lease, Landlord may, at its option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof, as stated in Article 13; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease. Nothing contained herein shall be deemed to affect Landlord's obligation to mitigate damages.

                          C. Upon the filing of a petition by or against the Tenant under the Bankruptcy Code, the Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed agree as follows: (a) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (b) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent and other charges otherwise due pursuant to this Lease; (c) to reject or assume this Lease within sixty (60) days of the filing of such petition; (d) to give Landlord at least forty-five (45) days prior written notice of any proceeding relating to any assumption of this Lease; (e) to give at least thirty (30) days prior written notice of any abandonment of the Premises; any such abandonment to be deemed a rejection of this Lease; (f) to do all other things of benefit to the Landlord otherwise required under the Bankruptcy Code; (g) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (h) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same. No default of this Lease by the Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by the Landlord.

                 12.04 Attorneys' Fees. Tenant shall pay, upon demand, all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in enforcing Tenant's obligations under this Lease or in the Work Letter or resulting from Tenant's default under this Lease. Landlord shall pay, upon demand, all costs and expenses, including reasonable attorneys' fees, incurred by Tenant in enforcing Landlord's obligations under this Lease and the Work Letter or resulting from Landlord's default under this Lease.


                           13.  SURRENDER OF PREMISES

                 Upon the expiration or termination of this Lease or termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear excepted. Upon any termination which occurs other than by reason of Tenant's default, Tenant shall be entitled to remove from the Premises all unattached and moveable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a tenantable condition. In the event possession of the Premises is not immediately delivered to Landlord or if Tenant shall fail to remove any unattached and movable trade fixtures or personal property which Tenant is entitled to remove, Landlord may remove same without any liability to Tenant. Any movable trade fixtures and personal property which may be removed from the Premises by Tenant but which are not so removed upon the vacancy of the Premises shall be conclusively presumed to have been abandoned by Tenant and title to such property shall pass to Landlord without any payment or credit and Landlord may, at its option and at Tenant's expense, store and/or dispose of such property.


                               14.  HOLDING OVER

                 Tenant shall pay Landlord double the Rent then applicable for each month or partial month during which Tenant retains possession of the Premises, or any part of the Premises, after the expiration or termination of this Lease, or the termination of Tenant's right of possession of the Premises. Tenant shall also indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord available under this Lease or by law.


                     15.  DAMAGE BY FIRE OR OTHER CASUALTY

                 15.01 Substantial Untenantability. If either the Premises, the Building or the Complex is rendered substantially untenantable by fire or other casualty, Landlord may elect by giving Tenant written notice within one hundred twenty (120) days after the date of said fire or casualty, either to: (1) terminate this Lease as of the date of the fire or other casualty; or (2) proceed to repair or restore the Premises, the Building or the Complex (other than leasehold improvements and personal property installed by Tenant), to substantially the same condition as existed immediately prior to such fire or casualty.

                 If Landlord elects to proceed pursuant to subsection (2) above, Landlord's notice shall contain Landlord's reasonable estimate of the time required to substantially complete such repair or restoration. If such estimate indicates that the time so required will exceed one hundred eighty
(180) days from the date of the casualty, then Tenant shall have the right to terminate this Lease as of the date of such casualty by giving written notice to Landlord not later than twenty (20) days after the date of the Landlord's notice. If Landlord's estimate indicates that the repair or restoration can be substantially completed within one hundred eighty (180) days, or if Tenant fails to exercise its said right to terminate this Lease, this Lease shall remain in force and effect.

                 15.02 Insubstantial Untenantability. If either the Premises, the Building or the Complex is damaged by fire or other casualty but is not rendered substantially untenantable, then Landlord shall diligently proceed to repair and restore the damaged portions thereof, other than the leasehold improvements and all personal property installed by Tenant, to substantially the same condition as existed immediately prior to such fire or casualty, unless such damage occurs during the last twelve (12) months of the Term, in which event Landlord shall have the right to terminate this Lease as of the date of such fire or other casualty by giving written notice to Tenant within thirty (30) days after the date of such fire or other casualty.

                 15.03 Rent Abatement. If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Monthly Base Rent shall abate for all or that part of the Premises which are untenantable on a per diem and proportionate area basis from three (3) days after the date of the fire or other casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such fire or other casualty, Tenant does not occupy the portion of the Premises which are untenantable during such period.

                 15.04 Tenant's Restoration. If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Tenant shall promptly and with due diligence repair and restore the leasehold improvements, and all personal property previously installed by Tenant pursuant to this Lease.


                              16.  EMINENT DOMAIN

                 16.01 Permanent Taking. If all or any part of the Premises, the Building or the Complex is permanently taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), which renders the Premises substantially untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent shall be apportioned as of such date.

                 16.02 Insubstantial Taking. If any part of the Premises, the Building or the Complex is taken or condemned for any public use or purpose (including a deed given in lieu of condemnation) and this Lease is not terminated pursuant to 16.01, Monthly Base Rent shall be reduced for the period of such taking by an amount which bears the same ratio to Monthly Base Rent then in effect as the number of square feet of Rentable Area in the Premises so taken or condemned, if any, bears to the number of square feet of Rentable Area specified in 1.01J. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit, and to the Building and Complex to the extent necessary to constitute the portion of same not so taken or condemned as a complete architectural unit. In the event of any taking or condemnation described in this 16.02, the Rentable Area of the Premises stated in 1.01J and the Rentable Area of the Complex as specified in this Lease, shall be reduced, respectively, for all purposes under this Lease by the number of square feet of Rentable Area of the Premises, if any, and the Complex, if any, so taken or condemned as determined and certified by an independent professional architect selected by Landlord.

                 16.03 Compensation. Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority an award in respect of the loss, if any, to leasehold improvements paid for by Tenant without any credit or allowance from Landlord. Under no circumstances shall the Tenant seek or be entitled to any compensation for the value of its leasehold estate.


                                 17.  INSURANCE

                 17.01 Tenant's Insurance. Tenant, at its expense, shall maintain in force during the Term:

                          A. Comprehensive general public liability insurance, which shall include coverage for personal liability, contractual liability, bodily injury (including death) and property damage, all on an occurrence basis with respect to the business carried on, in or from the Premises and Tenant's use and occupancy of the Premises with coverage for any one occurrence or claim of not less than $3,000,000 or such other amount as Landlord may reasonably require upon not less than six (6) months prior written notice; and

                          B. All risk coverage insurance for the replacement value of leasehold improvements (regardless of whether they belong to Landlord or Tenant) and Tenant's property (including fixtures, improvements and equipment) located in the Premises and such other insurance against such other perils and in such amounts as Landlord may from time to time reasonably require upon not less than ninety
         (90) days prior written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Complex in the area of the city stated in 1.01A.

                 All insurance required to be maintained by Tenant shall be on terms and with insurers reasonably acceptable to Landlord. Landlord shall be named as an additional insured and such insurance shall contain a cross liability endorsement with respect to the comprehensive general public liability insurance.

The policy will not change, lapse or be canceled, except after not less than thirty (30) days prior written notice to Landlord of the intended change, lapse or cancellation. Tenant shall furnish to Landlord, if and whenever requested by it, certificates or other evidences acceptable to Landlord as to the insurance from time to time maintained by Tenant and the renewal or continuation in force of such insurance.

                 17.02 Landlord's Insurance. Landlord, at its expense, shall maintain in force during the Term:

                          A. Fire and extended coverage insurance for at least ninety percent (90%) of the replacement value of the Complex (other than those portions required to be insured by Tenant), less footings and foundations; and

                          B. Comprehensive general public liability insurance with respect to the business carried on in the Complex with coverage for any one occurrence or claim of not less than $5,000,000.


                           18.  RULES AND REGULATIONS

                 Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the Rules and Regulations attached hereto as Exhibit B. Landlord and Tenant agree that the Rules and Regulations may be amended from time to time. Said amendment shall become a part of this Lease upon written notification to Tenant of the changes. Landlord agrees that the rules and regulations shall not be enforced in an inconsistent or discriminatory manner.


                             19.  LANDLORD'S RIGHTS

                 Landlord shall have the following rights exercisable without notice (except as expressly provided to the contrary) and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (1) to change the name or street address of the Building or the Complex, upon thirty (30) days' prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building and in and about the Complex; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) to display the Premises to prospective tenants at reasonable hours during the last nine
(9) months of the Term; (5) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building including adding skywalks to connect the Building to another building, provided that no such change shall materially adversely affect access to the Premises; (6) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder; (7) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises other than for the use by Tenant's employees; (8) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office;
(9) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such regulations as Landlord prescribes for security purposes; (10) to take any and all reasonable measures, including inspections and repairs to the Premises or to the Building, as may be necessary or desirable in the operation or protection thereof; (11) to retain at all times master keys or pass keys to the Premises; (12) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering and leaving the Building or the Complex; (13) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; and (14) to inspect the Premises from time to time to determine compliance with Tenant's obligations under this Lease and to show the Premises to prospective purchasers or lenders. In exercising its rights under this
Section 19, Landlord shall use reasonable efforts to minimize any interference with Tenant's use of the Premises and Common Areas.


                           20.  ESTOPPEL CERTIFICATE

                 Tenant shall from time to time, upon not less than ten (10) days prior written request by Landlord or any mortgagee or ground lessor of the Complex, deliver to Landlord or such mortgagee or ground lessor a statement in writing certifying: (1) that this Lease and the Work Letter are unmodified and in full force and effect or, if there have been modifications, that this Lease and the Work Letter, as modified, are in full force and effect; (2) the amount of Monthly Base Rent then payable under this Lease and the date to which Rent has been paid; (3) that Landlord is not in default under this Lease or any work letter agreement, or, if in default, a detailed description of such default(s);
(4) that Tenant is or is not in possession of the Premises, as the case may be; and (5) such other information as may be requested.

                 If Tenant fails or refuses to execute, acknowledge and deliver any such instrument within twenty (20) days after written demand, Landlord will be entitled to execute, acknowledge and deliver any such instrument on behalf of Tenant as Tenant's attorney-in-fact. Tenant constitutes and irrevocably appoints Landlord as Tenant's attorney-in-fact to execute, acknowledge and deliver on behalf of Tenant any document described in this paragraph.


                           21.  RELOCATION OF TENANT

                 At any time after the date of this Lease, Landlord may substitute for the Premises, other premises in the Complex (the "New Premises"), in which event the New Premises shall be deemed to be the Premises for all purposes under this Lease, provided: (1) the New Premises shall be similar to the Premises in area and configuration; (2) the substitution shall be made in order to lease the Premises to a tenant of the Complex who then occupies, or as a result of such substitution will occupy, all or a substantial part of the floor of the Building on which the Premises are located; (3) if Tenant is then occupying the Premises, Landlord shall pay the actual and reasonable expenses of physically moving Tenant, its property and equipment to the New Premises and the actual and reasonable expense of replacing Tenant's stationary rendered inaccurate due to such relocation; (4) Landlord shall give Tenant not less than thirty (30) days prior written notice of such substitution; and (5) Landlord, at its expense, shall improve the New Premises with improvements substantially similar to those in the Premises at the time of such substitution, if the Premises are then improved, or if not then improved, Landlord, at its expense, shall improve the New Premises in accordance with the Work Letter.


                     22.  ADJUSTMENTS TO MONTHLY BASE RENT

                 22.01 Definitions. For the purpose of this Article 22, the following words and phrases shall have the following meanings:

                          A. "Adjustment Date" shall mean each January 1 occurring within the Term.

                          B. "Adjustment Year" shall mean each calendar year or partial calendar year during the Term of this Lease.

                          C. "Operating Costs" shall mean all costs, expenses, Taxes and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement and/or repair of all buildings, improvements and land comprising the Complex and of the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in connection therewith. Operating Costs shall not include the following: (1) costs of improvement of the Premises and the premises of other tenants of the Building; (2) charges for depreciation of the building and improvements comprising the Complex;
         (3) interest and principal payments on mortgages; (4) ground rental payments; (5) real estate brokerage and leasing commissions; (6) salaries and other compensation of executive officers of the Manager senior to the individual Building or Complex manager; (7) any expenditures for which Landlord has been reimbursed (other than pursuant to proration of Operating Costs, rent adjustment and escalation provisions provided in leases); (8) capital improvements to the Complex, except with respect to the costs associated with capital improvements installed by Landlord for the purpose of reducing Operating Costs and then only the annual straight line amortization of such costs over the useful life thereof; and (9) replacements other than as a result of obsolescence.

                          D. "Per Square Foot Operating Costs" shall mean the amount of Operating Costs for any Adjustment Year divided by the Rentable Square Footage of the Building as stated in 1.01M.

                          E. "Taxes" shall mean all federal, state and local governmental taxes, assessments and charges (including transit or district taxes or assessments) of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay because of or in connection with the ownership, improvements and land comprising the Complex, or of Landlord's personal property, fixtures, machinery, equipment systems and apparatus located therein or used in connection therewith (including any rental sales, leasing or similar taxes levied on or with respect to the Rent, or any part thereof, payable under the Lease in lieu of or in addition to general real and/or personal property taxes). For purposes hereof, Taxes for any year shall be Taxes which are due for payment or paid in that year, rather than Taxes which are assessed or become a lien during such year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys' fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes and Tenant shall receive its pro rata share of the benefit of any such refund or reduction, even after the expiration or earlier termination of the Term. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord during such year. If a special assessment payable in installments is levied against the Complex, Taxes for any year shall include only the installment of such assessment and any interest paid during such year. Taxes shall not include any federal, state or local sales, use, franchise, capital stock, inheritance, general income, gift or estate taxes, except that if a change occurs in the methods of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes; provided, however, that Tenant shall be responsible for and shall pay personal property taxes on its personalty, even if such personalty includes improvements to the Building that may become the property of Landlord upon expiration or termination of this Lease.

                 22.02 Adjustments to Monthly Base Rent. Throughout the Term, Tenant shall pay with each payment of Monthly Base Rent, as additional Rent, a portion of Operating Costs for the Complex. Tenant's share of Operating Costs shall be determined on the Commencement Date and on each Adjustment Date by multiplying the Rentable Area of the Premises by the Per Square Foot Operating Costs for the Adjustment Year in which such Commencement Date or Adjustment Date occurs (based on Landlord's Projections pursuant to 22.03, and subject to adjustment pursuant to 22.04). Monthly installments of Tenant's share of Operating Costs, as provided above, shall be 1/12th of the annual amount.

                 22.03 Projections. For purposes of calculating Operating Costs for any Adjustment Year, Landlord may make reasonable estimates, forecasts or projections (collectively, the "Projections") of Operating Costs for such Adjustment Year. Not less than ten (10) days prior to each Adjustment Date, Landlord shall deliver to Tenant a written statement setting forth the Projections of Operating Costs for the Adjustment Year in which such Adjustment Date occurs and providing a calculation of the increase in installments of Monthly Base Rent to become effective as of said Adjustment Date; provided, however, that the failure of Landlord to provide any such statement shall not relieve Tenant from its obligation to continue to pay Operating Costs at the rate then in effect under this Lease, and if and when Tenant receives such statement from Landlord, Tenant shall pay any increases in Operating Costs reflected thereby effective retroactively to the most recently preceding Adjustment Date. Landlord shall further deliver to Tenant, not later than ten
(10) days prior to the Commencement Date, a written statement setting forth the Projections of Operating Costs for that portion of the Term occurring prior to the first Adjustment Date.

                 22.04 Readjustments. On or about April 1st following the end of each Adjustment Year, or at such later time as Landlord shall be able to determine the actual amounts of Operating Costs for the Adjustment Year last ended, Landlord shall notify Tenant in writing of such actual amounts. If such actual amounts exceed the Projections for such Adjustment Year, then Tenant shall, within thirty (30) days after the date of such written notice from Landlord, pay to Landlord its proportionate share of the excess based on the Net Rentable Area of the Premises as compared to the total Rentable Square Footage of the Building. The obligation to make such payments shall survive the expiration or earlier termination of the Term. If the total

Operating Costs paid by Tenant during such Adjustment Year exceeds the amount thereof payable for such year based upon actual Operating Costs for such Adjustment Year, then Landlord shall credit such excess to installments of Operating Costs payable after the date of Landlord's notice until such excess has been exhausted, or if this Lease shall expire prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or to pay Tenant by reason of this Section.

                 22.05 Partial Occupancy. For purposes of determining the initial and any adjusted amounts of Tenant's share of Operating Costs for any Adjustment Year prior to the first full calendar year in which at least ninety-five percent (95%) of the rentable area of the Building is occupied by tenants, the amount of Taxes and Operating Costs for such Adjustment Year may, at Landlord's option, be increased to the amount that would have been payable had there been at least ninety-five percent (95%) occupancy in the Building during such Adjustment Year.

                 22.06 Books and Records. Landlord shall maintain books and records showing Operating Costs in accordance with sound accounting and management practices and shall retain such books and records for a period of one (1) year after the end of each calendar year during which such Operating Costs were paid or incurred. The books and records shall be available to Tenant for inspection upon prior reasonable notice.

                 22.07 No Decreases in Monthly Base Rent. Notwithstanding anything to the contrary contained in this Lease, Monthly Base Rent shall not be adjusted or decreased below the amount set forth in 1.01I.


                            23.  REAL ESTATE BROKERS

                 Tenant represents that, except for the broker, if any, set forth in 1.01L hereof as Tenant's Broker, Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify and hold harmless Landlord and the Manager from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall only be responsible for the payment of all commissions to the broker, if any, specified in this Article 23, based upon the leasing commission policy of Landlord applicable to the Complex as of the date of this Lease.


                       24.  SUBORDINATION AND ATTORNMENT

                 24.01 Subordination. This Lease and Tenant's rights under this Lease are subject and subordinate to any ground lease or underlying lease, first mortgage, first deed of trust or other first lien encumbrance or indenture, together with any renewals, extensions, modifications, consolidations, and replacements of them, which now or at any subsequent time affect the Premises or any interest of Landlord in the Premises or Landlord's interest in this Lease and the estate created by this Lease (except to the extent that any such instrument expressly provides that this Lease is superior thereto). This provision will be self-operative and no further instrument of subordination will be required in order to effect the same. Nevertheless, Tenant will execute, acknowledge and deliver to Landlord, at any time and from time to time, upon demand by Landlord, such documents as may be requested by Landlord, and ground landlord or underlying lessor or any mortgagee, or any holder of a deed of trust or other instrument described in this Section, to confirm or effect any such subordination. If Tenant fails or refuses to execute, acknowledge, and deliver any such document within twenty (20) days after written demand, Landlord, its successors and assigns will be entitled to execute, acknowledge, and deliver any such document on behalf of Tenant as Tenant's attorney-in-fact. Tenant constitutes and irrevocably appoints Landlord, its successors and assigns, as Tenant's attorney-in-fact to execute, acknowledge, and deliver on behalf of Tenant any document described in this paragraph.

                 24.02 Attornment. If any holder of any mortgage, indenture, deed of trust, or other similar instrument described in 24.01 succeeds to Landlord's interest in the Premises, Tenant will pay to it all rents subsequently payable under this Lease. Tenant will, upon request of any one so succeeding to the interest of Landlord, automatically become the Tenant of, and attorn to, such successor in interest without change in this Lease. Such successor in interest will not be bound by (1) any payment of rent for more than one month in advance, or (2) any amendment or modification of this Lease made without its written consent, or (3) any claim against Landlord arising prior to the date on which such successor succeeded to Landlord's interests, or
(4) any claim or offset of Rent against the Landlord. Upon request by such successor in interest and without cost to Landlord or such successor in interest, Tenant will execute, acknowledge, and deliver an instrument or instruments confirming the attornment. The instrument of attornment will also provide that such successor in interest will not disturb Tenant in its use of the Premises in accordance with this Lease so long as Tenant is not in default under this Lease. If Tenant fails or refuses to execute, acknowledge, and deliver any such instrument within twenty (20) days after written demand, such successor in interest will be entitled to execute, acknowledge, and deliver any such document on behalf of Tenant as Tenant's attorney-in-fact. Tenant constitutes and irrevocably appoints such successor in interest as Tenant's attorney-in-fact to execute, acknowledge and deliver on behalf of Tenant any document described in this Section.


                                  25.  NOTICES

                 All notices required or permitted to be given under this Lease shall be in writing and shall be deemed given and delivered, whether or not received, when deposited in the United States Mail, postage prepaid and properly addressed, certified mail, return receipt requested, at the addresses shown in 1.01 hereof or such other address as either party may designate for itself from time to time by written notice to the other party. In addition, any notice may be given by hand delivery to the notice address of either party with a signed receipt obtained.


                               26.  MISCELLANEOUS

                 26.01 Entire Agreement. This Lease and the Exhibits and Schedules attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written. This Lease may not be altered, changed or amended except by instrument in writing signed by Landlord and Tenant.

                 26.02 No Option. The execution of this Lease by Tenant and delivery of same to Landlord or Manager does not constitute a reservation of or option for the Premises or an agreement to enter into a Lease and this Lease shall become effective only if and when Landlord executes and delivers same to Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the Manager shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be withdrawn or revoked for thirty (30) days after such execution and delivery. If Tenant is a corporation, it shall, if requested by Landlord, deliver to Landlord certified resolutions of Tenant's directors authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder. If Tenant is a partnership, every general partner thereof shall execute this Lease, unless a lesser number is deemed sufficient in the reasonable opinion of Landlord's legal counsel.

                 26.03 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Term.

                 26.04 Binding Effect. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

                 26.05 Force Majeure. Neither party hereto shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease, if such party fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party (or such other party's agents, employees or invitees) or any other cause beyond the commercially reasonable control of the non-performing party; provided, however, that nothing herein shall excuse Tenant's failure to pay Monthly Base Rent or any other charges due to Landlord hereunder.

                 26.06 Captions. The Article and Section captions of this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

                 26.07 Applicable Law. This Lease shall be construed in accordance with the laws of the State of Wisconsin.

                 26.08 Time. Time is of the essence with respect to this Lease and the performance of all obligations hereunder.

                 26.09 Landlord's Right to Perform Tenant's Duties. If Tenant fails timely to perform any of its duties under this Lease or the Work Letter, Landlord shall have the right (but not the obligation), after the expiration of any grace period elsewhere under this Lease or the Work Letter expressly granted to Tenant for the performance of such duty, to perform such duty on behalf and at the expense of Tenant without further prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

                 26.10 Relationships. The relationship between Landlord and Tenant is that of landlord and tenant and nothing herein shall be construed to give rise to any other relationship including, without limitation, a creditor and debtor relationship.

                 26.11 Invalidity. If any term(s), condition(s), covenant(s), clause(s) or provision(s) herein contained shall operate or would prospectively operate to invalidate this Lease in whole or in part, then only such term(s), condition(s), covenant(s), clause(s), and/or provision(s) shall be held for naught as though not herein contained, and the remainder of this Lease shall remain operative and in full force and effect.

                 26.12 Limitation of Landlord's Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Building and the land thereunder for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord for any default or breach by Landlord of any of its obligations under this Lease, subject, however, to the prior rights of any ground or underlying landlord or the holder of any mortgage covering the Building or of Landlord's interest therein. No other assets of the Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim. This provision shall not be deemed, construed or interpreted to be or constitute an agreement, express or implied, between Landlord and Tenant that the Landlord's interest hereunder and in the Building shall be subject to impressment of an equitable lien or otherwise. Nothing herein contained shall be construed to limit any right of injunction against the Landlord, where appropriate.

                 26.13 Transfer of Landlord's Interest. In the event of the sale, assignment or transfer by Landlord of its interest in the Building or in this Lease (other than a collateral assignment to secure a debt of Landlord) to a successor in interest who expressly assumes the obligations of Landlord hereunder, Landlord shall thereupon be released or discharged from all of its covenants and obligations hereunder, except such obligations as shall have accrued prior to any such sale, assignment or transfer; and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Any securities given by Tenant to Landlord to secure performance by Tenant of its obligations hereunder may be assigned by Landlord to such successor in interest of Landlord; and, upon acknowledgement by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of the Lease, Landlord shall thereby be discharged of any further obligation relating thereto. Landlord's assignment of the Lease or of any or all of its rights herein shall in no manner affect Tenant's obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant has first received written notice of such assignment of Landlord's interest. Landlord shall have the right to freely sell, assign or otherwise transfer its interest in the Building and/or this Lease.

                 26.14 Parking. Throughout the Lease Term, Tenant shall have the right to lease from Landlord at the rate then being charged by Landlord, as adjusted from time to time, two (2) unassigned parking space(s) in the parking structure located in the 100 East Wisconsin Avenue building and three (3) unassigned parking spaces in the parking structure located in the 720 North Water Street building; provided, however, that a cancellation by Tenant of the use of such parking space(s) shall constitute a waiver by Tenant of any further right to lease such space(s). Subject to the availability of parking spaces in the parking structure serving the Building from time to time, Tenant shall have the right to lease one or more additional unassigned parking spaces from the Landlord at the rate then being charged by Landlord, as adjusted from time to time, provided, however, Landlord or Tenant may cancel one or more of such additional unassigned parking spaces upon thirty (30) days written notice to the other party.

                 26.15 Riders. Riders One (1) through Two (2) attached hereto shall be deemed to be a part hereof and are hereby incorporated herein.

                 IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in 1.01E hereof.


                                         LANDLORD:

                                         100 EAST WISCONSIN AVENUE JOINT
                                         VENTURE, a Wisconsin Joint Venture

                                         By:      FAISON & ASSOCIATES, INC., as
                                                  agent for the Landlord


                                         By:      JOSEPH T. WEIRICK
                                                  -----------------------
                                                  Joseph T. Weirick, Vice
                                                  President


                                         TENANT:


                                         SYSTEMS & PROGRAMMING RESOURCES,
                                         INC., a Wisconsin corporation

                                         By:      JOHN FIGLIULO
                                                  -----------------------
                                                  Title:   PRESIDENT

                                   SCHEDULE 1

                                 Rent Schedule


                 Monthly Base Rent shall be payable in the following amounts:

Lease Year                                        Annual Base Rent/s.f.                                         Monthly Base Rent
----------                                        ---------------------                                         -----------------
   1                                                      $10.00                                                     $4,350.00
   2                                                      $11.00                                                     $4,785.00
   3                                                      $12.00                                                     $5,220.00
   4                                                      $13.00                                                     $5,655.00
   5                                                      $14.00                                                     $6,090.00

                 Tenant shall further be responsible for its share of Operating Costs pursuant to Section 22.02, as adjusted for any increase as provided under
Article 22.

                 A "Lease Year" is a twelve (12) consecutive month period beginning on the Commencement Date (or in the event the Commencement Date does not fall on the first day of a calendar month, then the first day of the first full calendar month following the Commencement Date) or any anniversary thereof. Rents for any partial month of a Lease Year shall be prorated on a daily basis and paid in advance.

                                  RIDER NO. 1

                              HAZARDOUS MATERIALS

                 1. Tenant shall not use, generate, manufacture, produce, store, release, discharge or dispose of on, in, or under the Premises or the Complex, or transport to or from the Premises or Complex, any Hazardous Materials (as defined in subparagraph 5 below), or allow any other person or entity to do so.

                 2. Tenant shall comply with all local, state and federal laws, ordinances and regulations relating to Hazardous Materials on, in, under or about the Premises.

                 3. Tenant shall promptly notify Landlord should Tenant receive notice of, or otherwise become aware of, any: (a) pending or threatened environmental regulatory action against Tenant, the Premises or the Complex; (b) claims made or threatened by any third party relating to any loss or injury resulting from any Hazardous Material; or (c) release or discharge, or threatened release or discharge, of any Hazardous Material in, on, under or about the Premises or the Complex.

                 4. Tenant agrees to indemnify, defend and hold Landlord, the Manager and their respective agents and employees harmless from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys' fees) directly or indirectly attributable to Tenant's failure to comply with this Rider, including, without limitation: (a) all consequential damages; and (b) the costs of any required or necessary repair, cleanup or detoxification of the Premises and/or the Complex, and the preparation and implementation of any closure, remedial or other required plan. The indemnity contained in this Rider shall survive the termination or expiration of this Lease.

                 5. As used in this Rider, the term "Hazardous Materials" shall mean any element, compound, mixture, solution, particle or substance which is dangerous or harmful or potentially dangerous or harmful to the health or welfare of life or environment, including but not limited to explosives, petroleum products, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation: (1) any substances defined as or included within the definition of "hazardous substances,"
"hazardous wastes,"     "hazardous materials," "toxic substances," "hazardous
pollutants" or "toxic pollutants," as those terms are used in the Resource and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act, or any amendments thereto, or any regulations promulgated thereunder, and any other law or regulation promulgated by any federal, municipal, state, county or other governmental or quasi governmental authority and/or agency or department thereof; (2) any "PCBs" or "PCB items" (as defined in 40 C.F.R. Section 761.3); or (3) any "asbestos" (as defined in 40 C.F.R. Section 763.63).

                                  RIDER NO. 2


                           Tenant's Lease Collateral

         As security for the payment of Rent hereunder, Tenant hereby agrees to provide to Landlord as of the date hereof and hereby grants to the Landlord the following "Tenant's Lease Collateral:"

                 (a) Amount of Tenant's Lease Collateral. The total amount of Tenant's Lease Collateral as of the Commencement Date shall be One Hundred Nineteen Thousand Five Hundred and 00/100th Dollars ($119,500.00) (the "Collateral Amount") which shall consist of the unconditional and irrevocable letter of credit as defined in (b) below.

                 (b) Unconditional and Irrevocable Letter of Credit. As of the date hereof, Tenant shall deliver to Landlord an unconditional and irrevocable letter of credit for the full Collateral Amount from an institution acceptable to Landlord (the "Letter of Credit"). The Letter of Credit shall provide: (i) that the expiration of the Letter of Credit shall be on the earlier of the Termination Date of this Lease or upon the date on which drawing is permitted pursuant to the Letter of Credit; (ii) that the amount of the Letter of Credit may decrease according to the terms and conditions contained in (c) below;
         (iii) that, in the event of a Tenant default pursuant to Article 12 of the Lease, Landlord may draw upon such Letter of Credit, without any additional action by Landlord, by presenting a certificate of such default to the institution which issued the Letter of Credit, a sight draft and the original Letter of Credit.

                 (c) Reduction in Tenant's Lease Collateral. Provided Tenant is not then in default under the Lease, upon each anniversary of the Commencement Date the Tenant shall be allowed to reduce the Collateral Amount on the Letter of Credit as follows:

         Anniversary of Commencement Date                                 Collateral Amount
         --------------------------------                                 -----------------
                  1st                                                        $100,000.00
                  2nd                                                         $78,700.00
                  3rd                                                         $55,000.00
                  4th                                                         $28,900.00

                                   EXHIBIT A

                             [PLAN OF THE PREMISES]

                                 EXHIBIT "A-1"

                         LEGAL DESCRIPTION OF THE LAND

Lots 4, 5 and 6 in Block 2, Plat of Milwaukee, on the east side of the river in the Northeast one-quarter of Section 29, Township 7 North, Range 22 East, City of Milwaukee, County of Milwaukee, Wisconsin.

More commonly known as 100 East Wisconsin Avenue.




                     LEGAL DESCRIPTION OF THE LAND ON WHICH
                        THE PARKING STRUCTURE IS LOCATED


That part of Lots 9, 10 and 11 in Block 9, Plat of Milwaukee, on the East side of the river in the Northeast one-quarter of Section 29, Township 7 North, Range 22 East, City of Milwaukee, County of Milwaukee, Wisconsin as described as follows: Parcel A - The South 20 feet of Lot 11 containing 2,410 square feet; Parcel B - All of Lots 9 and 10 excepting the South 20 feet of the North 49 feet of Lot 10 containing 12,026 square feet; Parcel C - The South 20 feet of the North 49 feet of Lot 10 containing 2,407 square feet.

More commonly known as 720 North Water Street Parking Garage.

                                  EXHIBIT "B"


                             RULES AND REGULATIONS


                 1. The Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its Tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the Tenants, the Building and protection of property in the Building. The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the Tenant from whose Premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on the Landlord for the protection of any Tenant against the removal of property from the Premises of the Tenant. The Landlord shall in no way be liable to any Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Tenant's Premises or the Building under the provisions of this Rule.

                 2. Landlord reserves the right to exclude or expel from the Building any person who in the judgment of Landlord is intoxicated or under the influence of liquor or drugs.

                 3. Tenants shall not do or permit anything to be done in their Premises or bring or keep anything therein which will in any way obstruct or interfere with the rights of other tenants, or do, or permit anything to be done in their Premises which shall, in the judgment of the Landlord or its manager, in any other way injure or annoy them, or conflict with the laws relating to fire, or with the regulations of the fire department or with any insurance policy upon the Building or any part thereof or any contents therein or conflict with any of the rules and ordinances of the public building or health authorities.

                 4. All electrical equipment used by Tenants shall be U.L. approved. Nothing shall be done or permitted in Tenant's Premises, and nothing shall be brought into or kept in the Premises which would impair or interfere with any of the Building services or the proper and economic heating, cooling, cleaning or other servicing of the Building or the Premises.

                 5. Tenants shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business, in the Building. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building. Tenants shall not use any method of heating other than that supplied by the Landlord.

                 6. Tenants shall give Landlord prompt notice of all accidents to or defects in air-conditioning equipment, plumbing, electric facilities or any part or appurtenance of their Premises.

                 7. Tenants shall use electric, gas and any other form of energy only from such sources of supply as is furnished in the Building.

                 8. All deliveries to the Building for or by any Tenant are to be made through the service entrance to the Building as designated by Landlord, unless special permission is granted by Landlord for the use of other Building entrances.

                 9. Furniture, equipment or supplies shall be moved in or out of the Building only upon the elevator designated by Landlord and then only during such hours and in such manner as may be prescribed by Landlord.

                 10. Should any Tenant desire to place in the Building any unusually heavy equipment, including, but not limited to, large files, safes and electronic data processing equipment, it shall first obtain written approval of the Landlord to place such items within the Building, for the use of the Building elevators, and for the proposed location in which such equipment is to be installed. The Landlord shall have the power to prescribe the weight and position of any equipment that may exceed the weight load limits of the Building structure, and may further require, at the Tenant's expense, the reinforcement of any flooring on which such equipment may be placed, and/or to have an engineering study performed to determine such weight and position of equipment, to determine added reinforcement required, and/or determine whether or not such equipment can be safely placed within the Building.

                 11. Tenants shall not place additional locks or bolts of any kind upon any of the doors of their Premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for Tenant's Premises and toilet rooms (if applicable) shall be procured only from Landlord, which may make a reasonable charge therefor. Upon the termination of a Tenant's lease, all keys of the Premises and toilet rooms shall be delivered to the Landlord.

                 12. Tenants shall not leave any refuse in the public hallways or other areas of Building (excepting Tenant's own Premises) for disposal.

                 13. Landlord shall have the right to prohibit any advertising by Tenants which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building or offices; upon written notice from the Landlord, Tenant shall refrain from or discontinue such advertising.

                 14. If a Tenant employs laborers or others outside of the Building, such Tenant shall not have its employees paid in the Building, but shall arrange to pay their payrolls elsewhere. Tenants shall not advertise for laborers, giving an address at the Building.

                 15. Bicycles or other vehicles shall not be permitted in the offices, halls, corridors, lobbies and elevators of the Building, nor shall any obstruction of sidewalks or entrances of the Building by such be permitted.

                 16. The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by Tenants, their servants, agents or visitors for any other purpose than ingress and egress to and from the respective offices.

                 17. Canvassing, soliciting and peddling in the Building is prohibited and Tenants shall cooperate to prevent the same.

                 18. No animals, birds or pets (other than seeing-eye dogs) of any kind shall be allowed in Tenant's Premises or Building.

                 19. The water closets, urinals, waste lines, vents or flues of the Building shall not be used for any purpose other than those for which they were constructed, and no rubbish, acids, vapors, newspapers or other such substances of any kind shall be thrown into them. The expense caused by any breakage, stoppage or damage resulting from a violation of this Rule by any Tenant, its employees, visitors, guests or licensees, shall be paid by Tenant.

                 20. All decorating, carpentry work, or any labor required for the installation of Tenant's equipment, furnishings or other property shall be performed at Tenant's expense, subject to Landlord's prior written approval and, by Landlord's employees or at Landlord's option and consent by persons or contractors authorized in writing by Landlord. This shall apply to all work including but not limited to, installation of telephone or telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment or any other physical feature of the Building. None of this work shall be done by Tenant without Landlord's prior written approval.

                 21. If any Tenant desires radio signal, communication, alarm or other utility or service connection installed or changed, such work shall be done at the expense of Tenant, with the prior written approval and under the direction of Landlord. No wiring shall be installed in any part of the Building without Landlord's approval and direction. Landlord reserves the right to disconnect any radio signal or alarm system when, in Landlord's opinion, such installation or apparatus interferes with the proper operation of the Building or systems within the Building, or if it interferes with other Tenant operations.

                 22. Except as permitted by Landlord, Tenants shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of their Premises or of the Building and the repair cost of any defacement, damage or injury caused by any Tenant, its agents or employees, shall be paid for by the Tenant.

                 23. All glass, lighting fixtures, locks and trimmings in or upon the doors and windows of the Tenant's Premises shall be kept whole and whenever any part thereof shall be broken through cause attributable to any Tenant, its agents, guests or employees, the same shall immediately be replaced or repaired by Landlord at Tenant's expense.

                 24. The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other Tenants, caused by any Tenant or the employees, licensees, agents or invitees of the Tenant, shall be paid by such Tenant.

                 25. Tenants shall not remove any carpet, or wall coverings, window blinds, or window draperies in their Premises without the prior written approval from Landlord.

                 26. The sashes, sash doors, windows, side glass, glass floors and any lights or skylights that reflect or admit light into the halls or other places of Building shall not be covered or obstructed by Tenants without the prior written approval from Landlord.

                 27. Tenant shall cooperate fully with the life safety plans of the Building as established and administered by the Landlord, if any. This includes participation by Tenant and employees of the Tenant in exit drills, fire inspections, life safety orientations and other programs relating to fire safety that may be promulgated by the Landlord.

                                  EXHIBIT "C"

                                  WORK LETTER

100 EAST WISCONSIN AVENUE JOINT VENTURE ("Landlord") and SYSTEMS & PROGRAMMING RESOURCES, INC. ("Tenant") are executing simultaneously with this Agreement an Office Building Lease dated April 19, 1996 pertaining to certain space (the "Premises") in 100 East Wisconsin Avenue, Milwaukee, Wisconsin.

                 In consideration of the mutual covenants herein contained, Landlord and Tenant agree as follows:

                 1.  TENANT'S PLANS AND SPECIFICATIONS:

                 A. Standard Work. Except to the extent otherwise provided in Sections 1B and 1C Landlord agrees that, at its sole cost and expense, and through its architects and engineers, Landlord will furnish all architectural, mechanical and electrical engineering plans required for the performance of the work (referred to as "Building Standard Work") described below, including complete detailed plans and specifications for Tenant's partition layout, reflected ceiling plan, electrical outlets and switches, telephone outlets and room finish schedule for Building Standard finishes.

                 B. Nonstandard Work. It is understood and agreed that Tenant may require work (referred to as "Building Nonstandard Work") different from or in addition to said Building Standard Work. In such event, any additional architectural, mechanical and electrical plans and specifications required shall be furnished at Tenant's sole cost and expense by Landlord's architects and engineers.

                 C. Interior Decoration. It is understood and agreed that any interior decorating services and the costs of the related work such as selection of wallpaint colors, and/or wallcoverings, fixtures or carpeting other than Building Standard, and any or all other decorator items required by Tenant in the performance of the work referred to above in 1A and 1B, shall be at Tenant's sole cost and expense.

                 D. Plan Approval. It is understood and agreed that all plans and specifications referred to in 1B and 1C are subject to the Landlord's approval. Tenant also agrees that, when requested by Landlord's architects, Tenant will furnish complete information respecting Tenant's requirements and that complete plans, specifications and budgets will be prepared according to the guidelines established in Section 2 below.

                 2.  SPACE PLAN/CONSTRUCTION DOCUMENTATION:

                 A. Preliminary Planning. Tenant approved space plans have been delivered to Landlord.

                 B. Construction Documentation. Landlord and Tenant have both approved the construction documents. Landlord shall arrange to have Architect submit ten (10) sets of construction documents to Landlord for contractor pricing and submission to the Milwaukee Building Inspection Department for issuance of a building permit. Upon issuance of a building permit, Landlord shall then have seven (7) working days to obtain cost of construction.

                 C. Delays by Tenant. Landlord has allocated twenty-nine (29) working days for the completion of the Building

Standard work, and will have contractual agreements with the general contractor to this end. Any delays or time extensions required due to Building Nonstandard Work will be subject to the provisions of Section 6 below. Failure by Tenant to comply with the time frames identified herein shall in no way relieve Tenant from the previous established Lease Commencement Date.

                 3.  BUILDING STANDARD WORK AT LANDLORD'S COST AND EXPENSE:

                 Landlord agrees, at its sole cost and expense, to furnish and install all of the Building Standard Work, as set forth in the attached Schedule A, limited to the quantities specified, as selected and specified by Landlord, and as indicated on Tenant's final approved plans.

                 4.  BUILDING NONSTANDARD WORK AT TENANT'S COST AND EXPENSE:

                 Provided that Tenant's plans and specifications are furnished within the time frames provided in Section 2 above, the Landlord shall cause the Tenant's Building Nonstandard Work to be installed. At the expense of Tenant, Landlord shall supply, install and finish, at cost plus fifteen percent (15%) for coordination by the Landlord, all items of the Building Nonstandard Work. Prior to commencing any such work, Landlord shall have received from Tenant the Expenditure Authorization as outlined in Section 2 above. If Tenant fails to approve the Expenditure Authorization within the time frame as specified, then same shall be deemed disapproved in all respects by Tenant, and Landlord's contractors shall not proceed with such work.

                 Subsequent to Tenant's approval of the Expenditure Authorization, the Landlord or its agent will submit a statement to the Tenant, whereupon ninety percent (90%) of the amounts of such statement will be immediately due and payable by Tenant to Landlord. Landlord shall then commence construction work as authorized. The balance, together with any other amount due to Landlord as a result of Tenant change orders, shall be billed periodically as the work is completed, and Tenant agrees to pay Landlord within fifteen (15) days of receipt of such invoice.

                 It is further understood that all finished work shall require the installation of new materials equal in quality to that installed in other parts of the Building.

                 5.  COMPLETION AND RENTAL COMMENCEMENT DATE:

                 It is agreed that, notwithstanding that date provided in the Lease for the commencement thereof, Tenant's obligation for the payment of rent under the Lease shall not commence until Landlord shall have substantially completed all work to be performed by Landlord as set forth in Section 3 hereof; provided, however, if Tenant's occupancy and use of the Premises shall be delayed as a result of: (1) Tenant's failure to comply with the provisions of Section 2; (2) Tenant's request for materials, finishes or installations of other than Landlord's standard; (3) Tenant's changes in the approved drawings;
(4) the performance by a person, firm or corporation employed by the Tenant in the completion of said work; or (5) any other delay chargeable to Tenant, its agents, employees or independent contractors, then the commencement of the term of the Lease and the payment of rent thereunder shall commence notwithstanding any contrary provisions of the Lease, on the expressed commencement date as set forth in Section 2 of the Lease. Landlord further agrees that, regardless of whether the delay in completion of the Premises is caused by the Landlord or the Tenant, in the event the Premises is not substantially completed on or before the commencement date set forth in Section 2 of the Lease, Landlord shall lease temporary space in the Building (the "Temporary Space") to Tenant until the Premises is substantially completed; provided, however, in the event the delay in completion of the Premises is due to a Tenant delay, Landlord shall only be required to provide the Tenant with the Temporary Space for thirty (30) days after Tenant's occupancy of the Temporary Space, and, in the event Tenant occupies the Temporary Space for more than such thirty (30) day period, such event shall be considered and event of default under Section 12.01 of the Lease. The lease of such Temporary Space shall be on the same terms and conditions as set forth in this Lease except that the monthly base rent for the Temporary Space shall be calculated as follows: monthly base rent for the Temporary Space shall equal $10.00 multiplied by the actual rentable square footage of the Temporary Space divided by 12. Tenant shall be responsible to pay monthly base rent for any full or partial month Tenant occupies the Temporary Space, and, Tenant shall be responsible for all Operating Costs for the Temporary Space. Furthermore, Landlord agrees that, in the event the Premises are not substantially completed on or before the commencement date set forth in Section 2 of the Lease due to a delay caused by Landlord and, as a direct result thereof, Tenant occupies the Temporary Space, Landlord shall reimburse Tenant for the reasonable cost of moving Tenant from the Temporary Space to the Premises (including, but not limited to, the cost of telephone and computer cabling relocation).

                 6.  CHANGES, ADDITIONS OR DELETIONS IN WORKING DRAWINGS:

                 If Tenant shall request any change, addition or alteration in working drawings, subsequent to the approval of Landlord and Tenant, then Tenant shall have such working drawings prepared, and shall promptly reimburse Architect for the costs thereof. Upon completion of the revisions, Landlord shall notify Tenant, in writing, of the estimated costs which will be chargeable to the Tenant by reason of such change, addition or deletion.
Tenant shall, within three (3) working days, notify Landlord in writing whether it desires to proceed with such change, addition or deletion, and, in the absence of such written authorization, Landlord shall not be obligated to continue work on Tenant's Premises, and Tenant shall be chargeable with any delay in the completion of the Premises resulting therefrom, and Rent shall commence to accrue as set forth in Paragraph 3 of the Lease.

                                   SCHEDULE A
                                       TO
                                  WORK LETTER
                          BUILDING STANDARD ALLOWANCES

                                                                             ITEMS TO BE PROVIDED BY TENANT UTILIZING BUILDING
                 ITEMS TO BE PROVIDED BY BUILDING OWNER:                     OWNER'S CONTRACTOR:
                 Completed Corridors on Multi-                               All Building Standard Upgrades
                   Tenant Floors                                               & Overages Not Necessarily
                 Ceramic Tile Toilet Rooms                                     Limited to the List Provided
                 Computer Controlled Elevators                                 Below
                 Building Standard Tenant Entry                              Special Fixtures, Furniture &
                   Graphics                                                    Equipment
                 Building Directory                                          Bookcases, Counters & Shelves
                 Building Standard Tenant                                    Upgraded Carpeting & Special
                   Finish Items (listed                                        Floor Coverings
                   below)                                                    Upgrade & Additional Lighting
                 Demising (Slab to Slab) Partitions                            & Electrical Requirements
                                                                             Plumbing, Private Restrooms &
                                                                               Wet Bars
                                                                             Special Sound Requirements
                                                                             Paneling

                     BUILDING STANDARD TENANT FINISH ITEMS

In addition to the items referenced above as being provided by the Landlord, the following Building Standard Finish Items will be provided for the Tenant at the Landlord's expense. The quantity of these items to be provided shall be determined by the plans and specifications approved by Landlord pursuant to the Work Letter:

A.  FLOORS:

                 Floors leveled to specified tolerances designed to support a live load of fifty (50) pounds per square foot.

B.  PARTITIONS AND TRIM:

                 Steel stud and drywall interior partition with 2-1/2" vinyl base.

C.  ENTRY DOORS:

                 Double glass entrance doors as indicated on the approved construction documents.

D.  INTERIOR DOORS:

                 Interior door or doors complete with frame, trim and hardware.

E.  CEILINGS:

                 Exposed 2' x 2' grid suspension system with acoustical ceiling tiles.

F.  LIGHTS & SWITCHES:

                 Recessed fluorescent parabolic light fixtures with initial installation of the lamps and ballasts, and switches.

G.  ELECTRICAL OUTLETS:

                 Standard wall-mounted 120 volt duplex outlets.

H.  TELEPHONE OUTLETS:

                 Standard wall-mounted outlets.

I.  HEATING, COOLING AND VENTILATION:

                 Perimeter and interior zone grille diffuser cooling units provided for an open floor plan. Perimeter heating distribution network as described in plans and specifications approved by Landlord.

J.  SPRINKLERS:

                 A fully sprinklered system installed in compliance with local fire codes as described in plans and specifications approved by Landlord.

K.  PAINTING AND CLEAN-UP:

                 Partitions and perimeter conditions painted with one primer and one finish coat selected by Tenant from those available from Landlord, and a clean-up of the entire Premises prior to Tenant occupancy.

L.  FIRE PROTECTION:

                 Fire detection and fire warning systems shall be provided in accordance with local fire codes.

M.  WATER AND DRAINAGE:

                 Access to domestic cold water, drainage and ventilation systems at a central location on the floor.

N.  AUXILIARY CONDENSER SYSTEM:

                 Access to central auxiliary condenser water piping at a central location on the floor.

O.  CARPETING:

                 Thirty-six (36) ounces finished face weight, cut pile, in colors selected by Tenant from Landlord's standard available material.

P.  VINYL WALL COVERING:

                 Vinyl wall covering in reception area, executive offices, conference rooms, interview room and one (1) wall in associate offices.

Q.  GLASS CONFERENCE ROOM WALL:

                 Glass wall for conference room as indicated on approved construction documents.





                                       2